EXHIBIT 99

For additional information, please contact:    Mr. C. R. Ofner
                                                (713) 496-5000


     February 16, 1995,       Houston, Texas ......... Reading
& Bates Corporation (RB-NYSE) reported a net loss of $17.1 million ($.39 loss per share after preferred stock dividends of $4.9 million) for the year ended December 31, 1994, compared with net income for the year ended December 31, 1993 of $4.7 million ($.05 earnings per share after preferred stock dividends of $2.1 million). The operating loss for the year ended December 31, 1994 was $.8 million on revenues of $169.1 million, compared to operating income for the year ended December 31, 1993 of $18.3 million on revenues of $183.8 million. The $19.1 million reduction in operating income is primarily attributable to decreased revenues as a result of reduced utilization of the drilling fleet. Utilization for the year ended December 31, 1994 was 75% compared to 85% for the year ended December 31, 1993.

     For the fourth quarter of 1994, the Company reported a net loss of $5.6 million ($.11 loss per share after preferred stock dividends of $1.2 million) compared to a net loss of $.5 million for the fourth quarter of 1993 ($.03 loss per share after preferred stock dividends of $1.2 million). The operating loss for the fourth quarter of 1994 was $.6 million on revenues of $44.4 million, compared to operating income in the fourth quarter of 1993 of $2.4 million on revenues of $48.1 million. Utilization for the quarter ended December 31, 1994 was 81% compared to 86% for the quarter ended December 31, 1993.

     Paul B. Loyd, Jr., the Company's President, Chairman and CEO, said, "Our losses in 1994 were primarily related to the below average utilization of five specific rigs, each of which already has substantially improved contract status for 1995. For this reason alone, we certainly expect to see significantly improved financial performance in 1995. We remain optimistic about the future of our core drilling business, particularly in the area of deepwater/high specification semis. The high specification semi market is currently tight, all of the Company's five high specification semis are contracted, and dayrates in this segment are moving up faster than previously anticipated."

     Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services, and floating production systems to the upstream offshore oil and gas industry worldwide.

                    (financial highlights to follow)
                                    # # #


                         READING & BATES CORPORATION
                             AND SUBSIDIARIES
                    CONSOLIDATED STATEMENT OF OPERATIONS
                   (in thousands except per share amounts)

                                   THREE MONTHS ENDED        YEAR ENDED
                                      DECEMBER 31,          DECEMBER 31,
                                     1994      1993        1994      1993
                                       (unaudited)
OPERATING REVENUES                 $ 44,435  $ 48,077   $ 169,058  $ 183,752
                                   --------  --------   ---------  ---------
COSTS AND EXPENSES:
  Operating expenses                 32,680    32,136     122,981    117,596
  Depreciation and amortization       7,566     7,687      28,909     29,758
  General and administrative          4,752     5,835      17,993     18,086
                                   --------  --------   ---------  ---------
                                     44,998    45,658     169,883    165,440
                                   --------  --------   ---------  ---------
OPERATING INCOME (LOSS)                (563)    2,419        (825)    18,312
                                   --------  --------   ---------  ---------
OTHER INCOME (EXPENSE):
  Interest expense                   (3,934)   (3,175)    (13,694)   (13,818)
  Interest income                       668       801       3,263      2,070
  Other, net                           (533)      (50)     (2,647)      (508)
                                   --------  --------   ---------  ---------
                                     (3,799)   (2,424)    (13,078)   (12,256)
                                   --------  --------   ---------  ---------
INCOME (LOSS) BEFORE INCOME TAX
  EXPENSE AND MINORITY INTEREST      (4,362)       (5)    (13,903)     6,056

INCOME TAX EXPENSE                    1,302     1,049       4,093      4,008
MINORITY INTEREST                        52       541         850      2,608
                                   --------  --------   ---------  ---------
NET INCOME (LOSS)                    (5,612)     (513)    (17,146)     4,656
DIVIDENDS ON PREFERRED STOCK          1,215     1,215       4,859      2,052
                                   --------  --------   ---------  ---------
NET INCOME (LOSS) APPLICABLE
  TO COMMON STOCKHOLDERS           $ (6,827) $ (1,728)  $ (22,005) $   2,604
                                   ========  ========   =========  =========
NET INCOME (LOSS) PER
     COMMON SHARE                  $   (.11) $   (.03)  $    (.39) $     .05
                                   ========  ========   =========  =========
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING       59,713    55,491      56,900     55,497
                                   ========  ========   =========  =========

                        READING & BATES CORPORATION
                             AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEET
                             (in thousands)

                                               12/31/94      12/31/93
ASSETS:
  Cash and cash equivalents                   $  42,319     $  80,385
  Other current assets                           49,841        53,967
  Net property and equipment                    490,319       474,662
  Other assets                                    3,584         3,460
                                              ---------     ---------
TOTAL ASSETS                                  $ 586,063     $ 612,474
                                              =========     =========


LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities                         $  92,062     $  56,622
  Long-term obligations                          63,455        96,562
  Other noncurrent liabilities                   64,515        71,240
  Minority interest                              43,871        68,507
  Stockholders' equity                          322,160       319,543
                                              ---------     ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $ 586,063     $ 612,474
                                              =========     =========